Exhibit 23

Payne Falkner Smith & Jones, P.C.

Certified Public Accountants

As independent public accountants for Far East Energy Corporation, a Nevada corporation (the “Company”), we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-126994) and in the Registration Statement on Form S-8 (No. 333-129169) of our reports dated February 10, 2006 relating to the consolidated financial statements and the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting which appears in this Form 10-K.

/s/ Payne Falkner Smith & Jones, P.C.

Payne Falkner Smith & Jones, P.C.

Dallas, Texas

March 13, 2006